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ADVANCE AUTO PARTS NAMES NEW CHIEF EXECUTIVE OFFICER

ROANOKE, Va., May 18, 2005 – Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket retailer of parts, accessories, batteries and maintenance items, announced today that the Board of Directors unanimously appointed Mike Coppola as President and Chief Executive Officer of Advance Auto Parts following Larry Castellani’s planned retirement as Chief Executive Officer. Castellani will remain as the Company’s Chairman of Board.

“It has been a privilege to lead this fine company and team for the past five years,” said Castellani. “I can’t think of a more able successor than Mike Coppola to drive Advance Auto Parts and lead our team to even greater success in the years ahead. Mike is a tremendous leader and retailer, and I look forward to supporting him as non-executive Chairman of the Board.”

This leadership transition marks only the fifth chief executive officer in Advance’s 73-year history. Coppola has been with Advance since February 2001, having served most recently as Executive Vice President and Chief Operating Officer. Prior to joining Advance, Coppola was with Tops Friendly Markets in Buffalo, New York, where he was Executive Vice President of Marketing.

“I am honored to assume this significant leadership role and am excited about the opportunities ahead for Advance,” said Coppola. “In addition, I am thankful for the vote of confidence from Larry and our Board of Directors. I look forward to leading our team and continuing the strong growth that our company has seen under Larry’s leadership.”

The Company also announced that Jim Wade has been appointed Executive Vice President, Business Development. In this role, Wade will be responsible for guiding strategic planning to drive sales, maximize profitability, and increase shareholder value through the optimal deployment of capital.

Coppola said, “Jim will bring considerable value to this new position. He will be our key executive responsible for our store growth strategy, retail and commercial long-term planning, and potential new ventures. His many years of expertise will be a tremendous asset in driving our company’s continued success.”

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Advance Auto Parts Names New Chief Executive Officer
May 18, 2005

“I have worked together with Mike for the past four years and we share a common vision for the future of Advance Auto Parts,” said Wade. “I look forward to this opportunity to focus on optimizing our future growth, and driving shareholder value.”

About Advance Auto Parts
Headquartered in Roanoke, VA, Advance Auto Parts is the second-largest automotive aftermarket retailer of parts, accessories, batteries and maintenance items, in the United States, based on sales and store count. At April 23, 2005, the Company had 2,675 stores in 40 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Additional information about the Company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the Company’s web site at www.advanceautoparts.com.

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